Exhibit 10.8

AMENDED AND RESTATED

EXECUTIVE RETIREMENT AGREEMENT

This Amended and Restated Executive Retirement Agreement (the “Agreement”) by and between Steven J. Klinger (the “Executive”) and Smurfit-Stone Container Corporation (the “Company”) shall be deemed to have been made and entered into as of the date of the order of confirmation entered by the United States Bankruptcy Court for the District of Delaware with respect to the Company’s plan of reorganization in the matter of In re: Smurfit-Stone Container Corp., Case No. 09-10235 (BLS) (such cases, the “Chapter 11 Cases” and such plan, the “Plan of Reorganization”), and shall become effective as of the effective date of the Plan of Reorganization (the “Effective Date”).

WHEREAS, the Executive is and will be rendering valuable services to the Company and its Affiliates, and the Company desires to receive the benefit of the Executive’s continued loyalty, service and counsel and to provide the Executive and/or the Executive’s eligible beneficiaries with benefits in the event of the Executive’s retirement or death;

WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement effective as of the Effective Date of the Company’s Plan of Reorganization (the “Employment Agreement”);

WHEREAS, the Company and the Executive are parties to the Executive Retirement Agreement entered into on October 2, 2006, which was amended effective as of January 1, 2009 (the “Predecessor Retirement Agreement”), which the Company did not assume pursuant to the Plan of Reorganization; and

WHEREAS, the Company and the Executive desire to enter into the Agreement and, in so doing, to amend and restate the Predecessor Retirement Agreement in its entirety;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:

1.                                      Definitions

For purposes of this Agreement, the capitalized terms in this Agreement shall have the meanings set forth below:

(a)                                 Actuarial Equivalent.  The term “Actuarial Equivalent” shall mean a benefit of equivalent value determined using the “applicable mortality table” and the “applicable interest rate” prescribed under Section 417(e)(3) of the Code or any successor provision of the Code as of the November 1 preceding the Plan Year in which the distribution is made.

(b)                                 Affiliate.  The term “Affiliate” shall mean (A) any entity that directly or indirectly, is controlled by the Company, (B) any entity in which the Company has a significant equity interest, (C) the parent entity of the Company, and (D) any entity that is under common control with the Company.  For purposes of this Agreement, an Affiliate shall be considered an Affiliate only for periods during which the Affiliate meets this definition of Affiliate.

(c)                                  Annuity Equivalent.  The term “Annuity Equivalent” of a given benefit shall mean an Actuarial Equivalent benefit in the Normal Form determined as of the Executive’s Retirement Benefit commencement date and based on the statutory restrictions on qualified plan benefits (if applicable) as in effect on the Executive’s Termination Date.

(d)                                 Average Monthly Cash Salary.  The term “Average Monthly Cash Salary” shall mean the greater of (i) the Executive’s total Cash Salary for the highest four (4) consecutive calendar years during the last ten (10) calendar years of employment with the Company and its Affiliates divided by 48, or (ii) the Executive’s average monthly Cash Salary for the last forty-eight (48) calendar months of employment with the Company and its Affiliates (or, if fewer, all calendar months of his or her employment with the Company and its Affiliates which immediately precede the Executive’s Termination Date.

(e)                                  Beneficiary.  The term “Beneficiary” shall mean the Executive’s Spouse at the time of the Participant’s death unless prior to his death, (i) the Executive has designated in writing another person(s) (which may include a trust or the Executive’s estate) as Beneficiary, and (ii) his Spouse at the time of such designation has consented in writing to such other Beneficiary.  If no Beneficiary has been effectively designated by the Executive at the time of his or her death and if the Executive has no Spouse at that time, any amounts payable to the Executive under this Agreement at the time of his death shall be payable to the Executive’s estate.

(f)                                   Cash Salary.  The term “Cash Salary” shall mean base salary and annual incentive bonuses paid by the Company or its Affiliates, and any such cash salary or annual incentive bonus which the Executive elected to defer, and excludes, without limitation, severance payments or any payment made upon the termination of the Executive’s employment (regardless of whether such payment is characterized as a severance payment), compensation under any long-term incentive program, any bonus (other than the annual incentive bonus), and any other incentive compensation.  For purposes of this Agreement, the annual incentive bonus shall be counted in the year in which such annual incentive bonus is paid.

(g)                                  Disabled.  The term “Disabled” shall mean “totally disabled” as defined under the long-term disability plan in effect generally for salaried employees of the Company at the Executive’s Termination Date (regardless of whether the Executive actually participates in that plan at the time), as determined by the administrator of such plan.

(h)                                 Normal Form.  The term “Normal Form” shall mean a single life annuity.

(i)                                     Retirement Benefit.  The term “Retirement Benefit” shall mean a Full or Vested Retirement Benefit, as applicable, provided pursuant to the terms of this Agreement.

(j)                                    Service.  The term “Service” shall mean a period of unbroken employment with the Company and/or its Affiliates and shall include the Executive’s service with the Company and/or its Affiliates from the date on which the Company hired the Executive through and including the effective termination date of his employment with the Company and any and all Affiliate(s) (including without limitation the Executive’s employment prior to the commencement of the Company’s Chapter 11 Cases), provided however that employment with any Affiliate shall be counted only for periods during which such entity (if any) satisfies the definition of Affiliate set forth in Paragraph 1(b) above.

(k)                                 Spouse.  The term “Spouse” shall mean the person to whom the Executive is married (if any), as determined as of any date under applicable state law.

(l)                                     Termination Date.  The term “Termination Date” shall mean the date the Executive incurs a separation from service with the Company and its affiliates (whether or not incorporated) that are under common control with the Company within the meaning of Section 414(c) of the Code, except that 50% shall be substituted for the 80% ownership level of such Code section.  For purposes of this Agreement, the Executive’s employment with the Company and its Affiliates “terminates” if the Executive has incurred a “separation from service.”  For purposes of this Agreement, “separation from service” shall have the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation § 1.409A-1(h).

2.                                      Full Retirement Benefit

(a)                                 The Executive shall be entitled to receive a Full Retirement Benefit if the Executive’s employment with the Company and its Affiliates terminates after the Executive having completed at least fifteen (15) years of Service, for reasons other than having become disabled.

(b)                                 The Full Retirement Benefit shall commence on the first day of the seventh (7th) full month following the Executive’s Termination Date and shall be paid in five (5) substantially equal annual installments, the last four (4) annual installment payments to be made on the successive anniversary dates of the original installment payment.

(c)                                  The Full Retirement Benefit payable shall be calculated as follows:

(1)                                 Determine a benefit based on a monthly amount that equals fifty percent (50%) of the Executive’s Average Monthly Cash Salary, payable in the Normal Form;

(2)                                 Subtract $30,678; and

(3)                                 Determine the single sum amount that is the Actuarial Equivalent of the Executive’s benefit resulting from the calculations above.

3.                                      Vested Retirement Benefit

(a)                                 The Executive shall be entitled to receive a Vested Retirement Benefit if the Executive’s employment with the Company and its Affiliates terminates for reason other than the Executive having become disabled, and such termination occurs prior to the Executive having completed fifteen (15) years of Service.

(b)                                 The Vested Retirement Benefit shall commence on the later of (i) the first day of the seventh (7th) full month following the Executive’s Termination Date or (ii) the Executive’s attainment of the age of sixty-two (62) years, and shall be paid in five (5) substantially equal annual installments, the last four (4) annual installment payments to be made on the successive anniversary dates of the original installment payment.

(c)                                  The Vested Retirement Benefit payable shall be calculated as follows:

(1)                                 Determine the monthly amount under Paragraph 2(c)(1);

(2)                                 Subtract $30,678;

(3)                                 Multiply the result by a fraction, the numerator of which shall equal the number of the Executive’s completed years of Service at the Termination Date or fifteen (15), whichever is less, and the denominator of which shall be fifteen (15); and

(4)                                 Determine the single sum amount that is the Actuarial Equivalent of the Executive’s benefit resulting from the calculations above.

4.                                      Disability Retirement Benefit

(a)                                 The Executive shall be entitled to receive a Disability Retirement Benefit if the Executive’s employment with the Company and its Affiliates terminates prior to the Executive’s attainment of the age of sixty-two (62) by reason of the Executive having become Disabled, and (ii) the Executive has completed at least one (1) year of Service (but has not completed at least 15 years of service).

(b)                                 The Disability Retirement Benefit shall commence on the first day of the seventh (7th) full month following the Executive’s Termination Date and shall be paid in five (5) substantially equal annual installments, the last four (4) annual installment payments to be made on the successive anniversary dates of the original installment payment.

(c)                                  The Disability Retirement Benefit payable shall be calculated as follows:

(1)                                 Determine the Executive’s Full Retirement Benefit as provided in Paragraph 2(c)(1);

(2)                                 Multiply the result in subparagraph (1) by the appropriate early retirement commencement percentage as indicated below:

Age of the Executive
At Termination
Because of
Disability	Percentage
61	94%
60	88%
59	82%
58	76%
57	70%
56	64%
55	58%
54 and prior	50%

(3)                                 Subtract $30,678; and

(4)                                 Determine the single sum amount that is the Actuarial Equivalent of the Executive’s benefit resulting from the calculations in paragraphs (1), (2) and (3) immediately above.

5.                                      Pre-Retirement Survivor Benefits

(a)                                 A Pre-Retirement Survivor Benefit shall be paid to the Executive’s Beneficiary in accordance with this Paragraph 5 in the event of the Executive’s death prior to the commencement of his Full or Vested Retirement Benefit and after the Executive has completed at least one (1) year of Service.  The Pre-Retirement Survivor Benefit shall be paid to the Executive’s Beneficiary in a single sum on the first day of the month following the Executive’s date of death.

(b)                                 The Pre-Retirement Survivor Benefit shall be calculated as follows:

(1)                                 Determine the Executive’s Full Retirement Benefit or Vested Retirement Benefit, whichever applies based upon the Executive’s years of Service at the time of his death and as if the Executive had survived to age 62; and

(2)                                 Multiply the result by the appropriate early percentage as indicated below:

Age of the Executive
At Death	Percentage
62 or older	50%
61	47%
60	44%
59	41%
58	38%
57	35%
56	32%
55	29%
54 and prior	25%

6.                                      Post-Retirement Survivor Benefit

In the event of the Executive’s death after payment to him of his Retirement Benefit has commenced, the remaining installments payable to the Executive shall be paid to his Beneficiary in a single sum on the first day of the month following the Executive’s date of death.

7.                                      Source of Benefits

Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive, or the Executive’s spouse, or any other person.  This Agreement does not create any escrow account, trust fund or any other form of asset segregation.  Any Retirement Benefits due under the provisions of this Agreement shall be paid from the general assets of the Company, except that in the discretion of the Company, any Retirement Benefit payment may be made from a grantor trust, if any, established by the Company for such purpose.

8.                                      Restrictive Covenants

The Executive agrees that Section 8 (“Restrictive Covenants”) of his Employment Agreement, which is herein incorporated into this Agreement by reference, will apply to this Agreement.  The Executive further agrees that if the Executive violates any provision of Section 8 of the Employment Agreement, the Executive will not be eligible to receive, and will not receive, any payments and benefits under this Agreement.

9.                                      Assignment; Successors

This Agreement shall inure to the benefit and be binding upon the Company and its successors.  The Company may not assign this Agreement without the Executive’s written consent, except that the Company’s obligations under this Agreement shall be the binding legal obligations of any successor to the Company by sale, and in the event of any transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will use its best efforts to cause the transferee to assume the obligations of the Company under this agreement.  The Executive may not assign this Agreement during his life.  Upon the Executive death this Agreement will inure to the benefit of the Executive’s heirs, legatees, and legal representatives of the Executive’s estate.

10.                               Other Benefit Plans

The Retirement Benefits provided for by this Agreement shall not constitute “compensation” for purposes of computing compensation for any benefit plan maintained by the Company or its Affiliates.

11.                               Enforcement

All actions for the enforcement of any rights under, or interpretation of, this Agreement shall be brought in courts within Cook County, Illinois, and the Executive hereby consents and submits to the venue and jurisdiction of any local, state, or federal court located within Cook County, Illinois (to the extent that jurisdictional requirements permit).  The laws of the State of Illinois shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles and shall be liberally construed to maximize protection of the Company’s rights in its trade secrets and confidential information.

12.                               Compliance with Code Section 409A

It is intended that this Agreement comply with the requirements of Section 409A(a)(2) through (4) of the Code and all regulations and guidance issued thereunder.  This Agreement shall be interpreted for all purposes in accordance with this intent and may be amended by the Company at any time if such amendment is deemed, in the Company’s sole discretion, necessary to satisfy this intent.

13.                               Notices

Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery.  Notice to the Company shall be directed to:

Smurfit-Stone Container Corporation
Six CityPlace Drive
Creve Coeur, Missouri 63141
Attention: General Counsel

The Company may change the person and/or address to whom the Executive must give notice under this Paragraph by giving the Executive written notice of such change, in accordance with the procedures described above.  Notices to or with respect to the Executive shall be directed to the Executive, or to the Executive’s executors, personal representatives or distributes, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company.

14.                               Withholding

The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

15.                               Amendment

This Agreement may be amended at any time by written agreement between the Company and the Executive.

16.                               Severability

Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The Executive and the Company agree that in the event that any provision of this Agreement is found to be unreasonable or otherwise unenforceable by a court, it is the purpose and intent of the parties that any such provision be deemed modified or limited, so that as modified or limited, such provision may be enforced to the fullest extent possible.  If any provision of this Agreement is held invalid or unenforceable for any reason (after any such modification or limitation pursuant to the preceding sentence, as applicable), such provision will be effective only to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17.                               Entire Agreement

Except as otherwise provided herein, this Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, provided that nothing herein shall limit or otherwise affect any provision of the Employment Agreement or any Emergence Equity Grant Award Agreement.  In the event of any conflict between any provision of this Agreement and the Employment Agreement, the provisions of the Employment Agreement shall govern.  In the event of any conflict between any provision of this Agreement and an Emergence Equity Grant Award Agreement, the provisions of the Emergence Equity Grant Award shall govern.  The Executive and the Company acknowledge and agree that this Agreement amends and restates the Predecessor Retirement Agreement in its entirety and that as of the Effective Date the provisions of this Agreement shall replace each and every provision of the Predecessor Retirement Agreement, at which time the provisions of the Predecessor Retirement Agreement shall be null and void, and shall be of no further force or effect.  Any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

18.                               Consultation With Counsel

The Executive acknowledges that he has had a full and complete opportunity to consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

19.                               No Waiver

No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.  No modification, amendment, or waiver of this Agreement nor consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Chairman of the Company’s Board of Directors.  Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

20.                               Effect on Other Obligations

This Agreement shall supplement the Employment Agreement, the provisions of which shall continue in full force and effect.  Except as otherwise provided in a writing signed by the Executive and a duly authorized member of the Company’s Board of Directors, the payments and benefits herein provided to be paid to the Executive by the Company shall be made without regard to, and in addition to any other payments or benefits required to be paid the Executive at any time hereafter under the terms of the Employment Agreement or under any other policy of the Company relating to compensation, or retirement or other benefits.  Except as otherwise provided in a writing signed by the Executive and a duly authorized member of the Company’s Board of Directors, no payments or benefits provided the Executive hereunder shall be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source.

21.                               Survival

All Paragraphs of this Agreement survive beyond the term of the Executive’s employment with the Company except as otherwise specifically stated.

22.                               Headings

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

23.                               Counterparts

The parties may execute this Agreement in one or more counterparts, all of which together shall constitute one Agreement.

24.                               Term of Employment

Nothing in this Agreement shall be construed as providing a term of employment or guaranteeing the Executive employment with the Company for any length or time or in a particular position(s).

IN WITNESS WHEREOF, Smurfit-Stone Container Corporation has caused this Agreement to be executed by its duly authorized executive and the Executive has hereunto set his/her hand as of the date first above written.

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Ralph F. Hake

Title:	Chairman

Date:	June 30, 2010

EXECUTIVE

/s/ Steven J. Klinger
Steven J. Klinger

June 30, 2010
Date Signed